77457

461335

WARRANTY DEED

THIS INDENTURE, Made the 31st day of January, 2011 between, ZECO Corp, an Idaho Corporation ("ZECO"),, and New Jersey Mining Company whose address is P.O. Box 1019, Kellogg, Idaho, 83817, ("NJMC").

WITNESSETH:

That ZECO, for and in consideration of the sum of ONE DOLLAR ($1.00) lawful money of the United States of America, to it in hand paid by the NJMC, the receipt whereof is hereby acknowledged, does by these presents grant, bargain, sell, convey and confirm unto NJMC, and to its successors and assigns forever the following described real property (the "Property"), to-wit:

See Exhibit "1" attached hereto.

Together with all and singular the tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining, and the rents, issues and profits thereof including easements of record and view.

TO HAVE AND TO HOLD, all and singular the above mentioned and described Property, together with the appurtenances, unto NJMC, and to its successors and assigns forever. And, ZECO and its successors and assigns, shall and will warrant and by these presents forever defend the said premises in the quiet and peaceable possession of NJMC and its successors and assigns, against all and every person and persons whomsoever lawfully claiming the same.

EXCEPTING AND RESERVING unto ZECO and its successors and assigns, however, a production royalty (hereinafter "Production Royalty") equal to two percent (2%) of the Net Smelter Returns, as defined in Exhibit "2" attached hereto and made a part hereof, from all base and precious metals, including without limitation copper, lead, zinc, gold, silver, platinum, platinum-group metals, tungsten, antimony, mercury,

molybdenum and all other mineral elements and mineral compounds. mineral substances, metals, ores, and ore-bearing materials and geothermal resources, gas, oil, coal and other hydrocarbons, limestone, sand, rock and gravel whether the same are known to exist on the Property, are subsequently discovered on the Property and regardless of the method of extraction, mining, or processing of the same, whether known to exist or developed in the future, concentrates or products thereof ("Mineral Products") mined and removed from the Property and sold and delivered by or on behalf of NJMC.

TO HAVE AND TO HOLD all of the right, title and interest of ZECO in and to said Property, together with the appurtenances, unto NJMC, its successors and assigns forever.

IN WITNESS WHEREOF, ZECO has hereunto subscribed its name the day and year first above written.

ZECO Corp.,
an Idaho corporation.

By: Herbert J. Zanetti Jr.
Name: Herbert J. Zanetti, Jr.
Title: President

New Jersey Mining Company,
an Idaho corporation.

By: Fred W. Brackebusch
Name: Fred W. Brackebusch
Title: President

461335

STATE OF IDAHO)
)ss.
COUNTY OF SHOSHONE)

On this 31st day of January, 2011, before me, the undersigned, a Notary Public in and for the State of Idaho, personally appeared, Herbert J. Zanetti, Jr., known to me to be the President of ZECO Corp. and whose name is subscribed to the within instrument, and acknowledged to me that said he executed the same on behalf of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

KARI A. HILL NOTARY PUBLIC STATE OF IDAHO

Kari A Hill
Notary Public for Idaho,
Residing at: Wallace
My Commission expires 7/14/11

STATE OF IDAHO)
)ss.
COUNTY OF SHOSHONE)

On this 31st day of January, 2011, before me, the undersigned, a Notary Public in and for the State of Idaho, personally appeared, Fred W. Brackebusch, known to me to be the President of New Jersey Mining Company and whose name is subscribed to the within instrument, and acknowledged to me that he executed the same on behalf of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

KARI A. HILL NOTARY PUBLIC STATE OF IDAHO

Kari A Hill
Notary Public in and for the State of Idaho,
Residing at: Wallace
My Commission expires 7/14/11

461335

EXHIBIT 1
DESCRIPTION OF PROPERTY

Parcel 1:

A tract of land lying in the South ½ of the Southeast ¼ of Section 4, Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho more particularly described as follows:

Beginning at the South ¼ corner of Section 4, Township 48 North, Range 4 East, B. M., Shoshone County, State of Idaho; running thence

South 89°38'41" East on and along the South line of said Section 4 a distance of 2642.21 feet to the Southeast corner of said Section 4; thence

North 0°11'12" East on and along the East line of said Section 4 a distance of 1024.45 feet to a point on the South right of way line of Interstate Highway 90; thence

On and along the said right of way line, being 5048.71 foot radius curve to the left (the long chord of which bears South 76°46'04" West) a distance of 1234.56 feet; thence

Continuing on and along said right of way line South 65°03'21" West a distance of 1594.28 feet to a point on the West line of the Southwest ¼ of the Southeast ¼ of Section 4, Township 48 North, Range 3 East, B.M.; thence

South 0°09'30" West a distance of 53.82 feet to the South ¼ corner of said Section 4, the place of beginning.

EXCEPT: Union Pacific Railroad Right of Way.

Containing 31.5 acres, more or less.

461335

Exhibit 2

Net Smelter Returns and Mineral Products

1. **Net Smelter Returns shall be:**

(a) The gross amount received by NJMC from any mill, smelter, refinery, reduction works including hydrometallurgical processing and pressure leaching, mint or other purchaser in payment for Mineral Products mined from the Property and sold and delivered, less Allowable Deductions. If such Mineral Products are being shipped to a mill, smelter or other treatment facility owned, and/or operated by NJMC or any parent, affiliate or subsidiary, the net smelter returns as defined herein on which royalties are calculated shall be not less favorable to ZECO than if such Mineral Products had been shipped to the nearest competitive custom mill or smelter which would accept said Mineral Products.

(b) "Allowable Deductions" means, to the extent borne or to be borne by NJMC:

(i) sales, use, severance, and any other taxes on or measured by mineral production (but not federal or state income tax and not any State net proceeds of mine taxes);

(ii) actual cost of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of transportation) from the Property or, if the Mineral Products are processed, the plant producing the concentrates or other saleable Mineral Products, to the place of sale;

(iii) purchaser's smelting, refining and other treatment charges or costs and treatment charges and penalties at the smelter or refinery including, deductions charged for metal losses and penalties for impurities;

(iv) representation, assaying, sampling and umpire costs and fees.

(c) All Production Royalty payments shall be made on or before thirty (30) days after the end of each calendar month within which NJMC receives the Net Smelter Returns attributable to the sale of such Mineral Products.

(d) Production Royalty payments shall be accompanied by a statement indicating the amount of Mineral Products sold and delivered and the computation of the Production Royalty being paid. The statement shall be conclusively presumed true and correct after the expiration of ninety (90) days after the date furnished, unless within the ninety (90) day period ZECO takes written exception, specifying with particularity the items excepted to and the ground for each exception. ZECO shall be entitled to an independent audit of the matters covered by the statement, at ZECO's expense, provided that the audit is conducted by an accounting firm of recognized standing, and at least one of whose members is a member of the American Institute of Certified Public Accountants.

(e) NJMC may commingle Mineral Products mined from the Property with Mineral Products mined from other property ("Other Ore"). Prior to such commingling, NJMC shall weigh and sample the Other Ore and the Mineral Products mined from the Property in accordance with sound mining and metallurgical practice for moisture and metal content and assay samples to determine metal content. NJMC shall maintain duplicate samples and keep records showing weights or volumes,

moisture, percent metal content, and gross metal content of the Mineral Products and Other Ore. NJMC shall make such analysis and keep and make available to ZECO such records and data and samples as shall be reasonably necessary to accurately determine the quantity, quality and character of such Mineral Products and Other Ore. Production Royalties shall be allocated between Mineral Products and Other Ore on the basis of gross metal content. A representative of ZECO shall have the right, upon providing written notice to NJMC to inspect and observe NJMC's comingling procedures and to obtain and assay duplicate samples.

(f) Treatment at NJMC's Processing Facilities.

NJMC shall have the right to treat concentrates and smelting Mineral Products produced from the Property at its own metallurgical facility; provided, however, that any such treatment shall be made under comparable terms as the metallurgical facility is then offering to other shippers of concentrates and smelting ores on purchases of like quantities and qualities.

2. Mineral Products.

For purposes of this Agreement, Mineral Products shall mean all base and precious metals, including without limitation, copper, lead, zinc, gold, silver, platinum, platinum-group metals, tungsten, antimony, mercury, molybdenum and all other mineral elements and mineral compounds, mineral substances, metals, ores, and ore-bearing materials and geothermal resources, gas, oil, coal and other hydrocarbons, limestone, sand, rock and gravel whether the same are known to exist on the Property are subsequently discovered on the Property and regardless of the method of extraction, mining, or processing of the same, whether known to exist or invented or developed after the date of this Warranty Deed.